EXHIBIT 12

ARAMARK CORPORATION AND SUBSIDIARIES

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES (A)

(Unaudited)

(In thousands)

	Successor (B)								Predecessor (B)
	Fiscal Year Ended October 1, 2010		Fiscal Year Ended October 2, 2009		Fiscal Year Ended October 3, 2008 (C)		Period from January 27, 2007 through September 28, 2007		Period from September 30, 2006 through January 26, 2007		Fiscal Year Ended September 29, 2006
Income (loss) from continuing operations before income taxes and cumulative effect of change in accounting principle	$30,284		$(34,776)		$51,446		$20,700		$19,863		$390,586
Fixed charges, excluding capitalized interest	509,995		541,756		577,262		412,658		67,422		193,516
Undistributed earnings of less than 50% owned affiliates	(22,114)		(16,549)		(13,888)		(11,801)		(5,411)		(9,464)

Earnings, as adjusted	$518,165		$490,431		$614,820		$421,557		$81,874		$574,638

Interest expense	$451,779		$485,132		$517,334		$375,378		$49,435		$141,539
Portion of operating lease rentals representative of interest factor	58,167		56,024		59,928		37,280		17,987		51,977

Fixed charges	$509,946		$541,156		$577,262		$412,658		$67,422		$193,516

Ratio of earnings to fixed charges	1.0	x	0.9	x	1.1	x	1.0	x	1.2	x	3.0	x

(A)	For the purpose of determining the ratio of earnings to fixed charges, earnings include pretax income (loss) from continuing operations plus fixed charges (excluding capitalized interest). Fixed charges consist of interest on all indebtedness (including capitalized interest) plus that portion of operating lease rentals representative of the interest factor (deemed to be one-third of operating lease rentals).
(B)	The ratio of earnings to fixed charges are presented for two periods: Predecessor and Successor, which relate to the period preceding the going-private transaction and the period succeeding the going-private transaction, respectively. As a result of the Transaction and the related purchase accounting, the Predecessor and Successor ratios of earnings to fixed charges are not comparable.
(C)	Fiscal 2008 was a 53 week year.